Exhibit 99.1

Coldwater Creek appoints retail brand-building veteran to Board

•  Gramaglia played key role in building E*Trade’s brand

SANDPOINT, Idaho, June 14, 2004 — Coldwater Creek (Nasdaq:CWTR) today announced it has appointed Jerry Gramaglia to its Board of Directors, who brings significant brand-building experience to the company.

Gramaglia began his career in consumer packaged goods with Procter & Gamble and Nestle, and later served as CMO for Imasco and Pepsico restaurants – two of the largest retail chains in the United States.  He most recently was a key architect in successfully building a global customer franchise for E*Trade Group, Inc., where he served as President & COO.  During his four years with E*Trade, the company diversified from on-line trading into banking, lending and advice, profitably generating annual revenues of $1.3 billion.

He currently serves as an Entrepreneur-in-Residence for ArrowPath Venture Capital, where he helps develop the existing portfolio of companies and works to identify promising, new start-ups with potential for achieving market leadership in their respective industries.

“Jerry’s considerable experience in the areas of retail expansion, multiple channels and brand-building is a perfect complement to our growth strategy,” said Chairman and Chief Executive Officer Dennis Pence. “His expertise will be invaluable as we pursue our retail store rollout and work to establish Coldwater Creek as a premier national brand in women’s specialty apparel.”

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our anticipated retail expansion.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable;

however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266